Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We have issued our report dated January 12, 2018 with respect to the consolidated financial statements of Sonic Foundry, Inc. and Subsidiaries included in the Annual Report on Form 10-K for the years ended September 30, 2017 and 2016, which is incorporated by reference in this Registration Statement on Form S-8. We consent to the incorporation by reference of the aforementioned report in this Registration Statement, and to the use of our name as it appears under the caption "Experts."

/s/ BAKER TILLY VIRCHOW KRAUSE, LLP

Madison, Wisconsin
January 12, 2018